EXHIBIT 99.1

Update on CURE's Investment in Coeptis Pharmaceuticals, Inc

10 January 2020

In late 2019, we announced the purchase of a $200,000 convertible promissory note from Coeptis Pharmaceuticals, Inc., a biopharmaceutical company engaged in the acquisition, development, and commercialization of branded 505(b)(2) pharmaceutical products. The note represented an initial step toward CURE's potential acquisition of the company and the exclusive rights to Coeptis’ approved drug Consensi®, the first fixed-dose combination drug for the treatment of comorbid osteoarthritis and hypertension whose potential to significantly reduce the pill burden for patients aligned with CURE’s core mission to improve drug delivery and medication adherence.

Despite the strategic merits of the proposed transaction, the parties were unable to arrive at mutually agreeable terms to complete the acquisition and negotiations related to the acquisition have terminated.

We plan to continue to pursue strategic acquisition and investment opportunities to expand CURE's drug portfolio, particularly in areas where our expertise, experience, and resources can create value for CURE shareholders and uphold our core mission.

As we move forward into 2020, we believe we are well-positioned to execute on our long-term strategic plan.